EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Cytori Therapeutics, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-82074 and 333-122691) on Form S-8 and (Nos. 333-134129, , 333-140875, 333-153233, 333-157023, 333-159912, 333-169822 and 333-172787) on Form S-3 of Cytori Therapeutics, Inc. of our reports dated March 12, 2012, with respect to the consolidated balance sheets of Cytori Therapeutics, Inc. and subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2011, the accompanying schedule of valuation and qualifying accounts, and the effectiveness of internal control over financial reporting of Cytori Therapeutics, Inc. and subsidiaries as of December 31, 2011, and to the reference to our firm in Item 6, Selected Financial Data, which reports and reference to our firm appears in the December 31, 2011, annual report on Form 10-K of Cytori Therapeutics, Inc.

/s/ KPMG LLP

San Diego, California
March 12, 2012